PATRIOT BANK CORP.

                  EMPLOYEE STOCK PURCHASE PLAN

                   (Effective January 1, 1998)
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                            ARTICLE I

                  PURPOSE AND SCOPE OF THE PLAN

Section 1.1  PURPOSE.

          The Patriot Bank Corp. Employee Stock Purchase Plan is intended to encourage employee participation in the ownership and economic progress of the Company.

Section 1.2  DEFINITIONS.

          Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:

          "Bank" means Patriot Bank, a wholly-owned subsidiary of the Company.

          "Board of Directors" means the Board of Directors of the Company.

          "Code" means the Internal Revenue Code of 1986, as amended, and as the same may be further amended from time to time, and the Treasury Regulations promulgated thereunder.

          "Committee" means the Bank's Personnel Compensation/
Benefits Committee which shall administer the Plan as provided in
Section 1.3.

          "Common Stock" means the common stock of the Company.

          "Company" means Patriot Bank Corp.

          "Compensation" means an Employee's total salary or hourly pay, as the case may be, including bonuses, commissions and any other payment in excess of normal salary or hourly pay.

          "Continuous Service" means the period of time, uninterrupted by a termination of employment, that an Employee has been employed by the Company or a Subsidiary, or both, immediately preceding an Offering Date. Such period of time shall include any leave of absence permitted or required to be taken into account by applicable Treasury Regulations.

          "Effective Date" means the date specified in
Section 1.4 on which the provisions of the plan become effective.

          "Employee" means any common law employee of the Company or a Subsidiary.

          "Exercise Date" means March 31, June 30, September 30 and December 31 of each Plan Year.
  <PAGE 2>
          "Fair Market Value" of a share of Common Stock on any given date means the closing sale price for such shares on that date as reported by the National Association of Securities Dealers Automated Quotations or the Bloomberg Financial Markets System. If a closing sale price for the Common Stock for the given date is not reported, or if there is none, the Fair Market Value will be equal to the closing sale price on the nearest trading day preceding such date. Notwithstanding the foregoing, if, in the Board of Directors' judgment, there are unusual circumstances or occurrences under which the otherwise determined Fair Market Value of the Common Stock does not represent the actual fair value thereof, then the Fair Market Value of such Common Stock shall be determined by the Board of Directors on the basis of such prices or market quotations as it shall deem appropriate and fairly reflective of the then fair value of such Common Stock.

          "Leave of Absence" means, for purposes of participation in the Plan, a person who is on leave of absence who shall be deemed to be an employee for the first ninety (90) days of such leave of absence and such Employee's employment shall be deemed to have terminated at the close of business on the ninetieth
(90th) day of such leave of absence unless such Employee shall have returned to regular employment prior to the close of business on such ninetieth (90th) day. Termination by the Company of any Employee's leave of absence, other than termination of such leave of absence on return to employment, shall terminate an Employee's employment for all purposes under the Plan and shall terminate such Employee's participation in the Plan and the right to purchase Common Stock hereunder.

          "Offering Date" means January 1, April 1, July 1 and
October 1 of each Plan Year.

          "Option Period" or "period" means the period beginning on an Offering Date and ending on the next succeeding Exercise
Date.

          "Option Price" means the purchase price of a share of Common Stock hereunder as provided in Section 3.1.

          "Participant" means any Employee who (i) is eligible to participate in the Plan under Section 2.1, and (ii) elects to participate.

          "Plan" means the Patriot Bank Corp. Employee Stock
Purchase Plan, as the same may be amended from time to time.

          "Plan Year" means the 12-consecutive-month period beginning on January 1 and ending on the following December 31.

          "Stock Purchase Account" or "Account" means an account established and maintained in the name of each Participant to record the dollar amounts and shares of Common Stock accumulated on his behalf from time to time. <PAGE 3>

          "Stock Purchase Agreement" means the form prescribed by the Committee which must be executed by an Employee who elects to participate in the Plan. The proper execution and filing of such form shall constitute the grant of an option from time to time to the Employee in accordance with the terms of this Plan document and the terms of such form.

          "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the beginning of an Option Period, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.3  ADMINISTRATION OF PLAN.

          The Plan shall be administered by the Committee. Subject to direction by the Board of Directors and the express provisions of this Plan document, the Committee shall be authorized to prescribe, amend and rescind rules and regulations relating to the Plan and the Committee's administration thereof; to interpret the Plan; to fix the terms of an offering under the Plan; to fix the rate of interest to be paid on balances in Stock Purchase Accounts, if applicable; to prescribe the maximum percentage of payroll deductions permitted for an Option Period; to restrict participation in the Plan consistent with any requirement of law or regulation; and to make all other determinations necessary to the administration of the Plan, including appointment of individuals to facilitate the day-to-day operation thereof. The Committee's determinations as to the interpretation and operation of the Plan shall be final and conclusive.

Section 1.4  EFFECTIVE DATE OF PLAN.

          The Effective Date of the Plan is January 1, 1998.

Section 1.5  TERMINATION OF PLAN.

          The Board of Directors shall have the right to terminate the Plan at any time. Upon any such termination, the dollar amount and shares of Common Stock, if any, in each Participant's Account shall be distributed.

                           ARTICLE II
                          PARTICIPATION

Section 2.1  ELIGIBILITY.

          Each Employee, who on an Offering Date (i) will have at least three (3) months of continuous service with the Company and/or a Subsidiary, and (ii) will be an Employee whose customary employment is more than five (5) months in a calendar year, may become a Participant by executing and filing with the Committee a
<PAGE 4> Stock Purchase Agreement prior to the earlier of such
Offering Date or five business days prior to the first pay day in the applicable Option Period. An election to participate shall continue in effect until termination of participation occurs in accordance with Article V.

Section 2.2  PAYROLL DEDUCTIONS.

          Payment for shares of Common Stock purchased under the Plan shall be made solely by authorized payroll deduction from each payment of Compensation in accordance with instructions received from a Participant. Deductions from payroll shall be expressed as a whole percentage of Compensation (determined on the first day of each Option Period) no greater than the percentage set by the Committee, or as a fixed dollar amount (as determined by the Committee), but shall not be less than $10.00 per pay period. The Committee may fix a maximum percentage. A Participant may not increase or decrease the percentage or dollar amount of deduction during an Option Period. However, a Participant may change the percentage or dollar amount of deduction for any subsequent Option Period by filing notice thereof with the Committee prior to the date described in
Section 2.1 for filing a Stock Purchase Agreement. Amounts deducted from a Participant's Compensation pursuant to this section shall be credited to such Participant's Account.

Section 2.3  TRANSFER OF PAYROLL DEDUCTIONS.

          All payroll deductions withheld by a Subsidiary under the Plan shall be immediately transferred to the Company.

Section 2.4    LEAVE OF ABSENCE.

          If a Participant goes on a Leave of Absence, such Participant shall have the right to elect (i) to withdraw the balance in his Stock Purchase Account, (ii) discontinue contributions to the Plan but remain a Participant in the Plan, or (iii) remain a Participant in the Plan during such Leave of Absence, authorizing deductions to be made from payments by the Company to the Participant during such Leave of Absence and undertaking to make cash payments to the Plan at the end of each Payroll Period to the extent that amounts payable by the Company to such Participant are insufficient to meet such Participant's authorized Plan deductions.

                           ARTICLE III
                       PURCHASE OF SHARES

Section 3.1  OPTION PRICE.

          The Option Price per share of the Common Stock sold to Participants hereunder shall be set by the Committee prior to the Offering Date. Under the Code, the Option Price shall not be less than 85%, nor more than 100%, of the Fair Market Value of such share on each Exercise Date of an Option Period. The Option
<PAGE 5> Price on the Effective Date is 90% of the Fair Market
Value of the Common Stock on an Exercise Date.

Section 3.2  PURCHASE OF SHARES.

          On each Exercise Date, the amount in a Participant's
Account shall be charged with the aggregate Option Price of the number of whole and fractional (to four decimal places) shares of Common Stock which can be purchased with such amount.

Section 3.3  LIMITATIONS ON PURCHASE AND GRANT.

          No Participant shall purchase Common Stock hereunder in any calendar year having a Fair Market Value of more than $25,000, provided that any such purchase shall not exceed the limitations imposed by Code Section 423(b)(8). Further, no Participant shall be granted the right to purchase Common Stock hereunder if, by reason of such grant, such Participant would be deemed to possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary. For purposes of the preceding sentence, the rules of Code Section 424(d) shall apply and Common Stock which a Participant may purchase under outstanding options shall be treated as stock owned by the Participant.

Section 3.4  MAXIMUM NUMBER OF SHARES PURCHASABLE PER OPTION
PERIOD.

          In addition to all other restrictions set forth herein, the maximum number of shares of Common Stock that an Employee may purchase pursuant to the Plan during each Option Period shall be equal to the total amount of contributions that the Employee is scheduled to make to the Plan during such Option Period (in accordance with the terms of his effective Stock Purchase Agreement), divided by 50% of the per share Fair Market Value determined on the first day of such Option Period.

Section 3.5  RESTRICTION ON TRANSFERABILITY.

          Rights to purchase shares hereunder shall be exercisable only by the Participant. Such rights shall not be transferable and shall expire upon a Participant's death.

Section 3.6  DIVIDEND REINVESTMENT.

          The Committee may, in its discretion, provide Participants with the opportunity to have dividends on shares held in their Accounts reinvested through (i) any dividend reinvestment plan that the Company may maintain from time to time, or (ii) any other program or arrangement (including the treatment of dividends as additional Participant contributions) that is permissible under applicable law.
  <PAGE 6>
                           ARTICLE IV
               PROVISIONS RELATING TO COMMON STOCK

Section 4.1  COMMON STOCK RESERVED.

          Except as provided in Section 4.2, no more than 250,000 shares of the Company's Common Stock may be sold pursuant to options granted under the Plan. The Common Stock to be issued under the Plan shall be made available at the discretion of the Board of Directors, either from authorized but unissued Common Stock or from Common Stock acquired by the Company, including shares purchased in the open market.

Section 4.2  ADJUSTMENT FOR CHANGES IN COMMON STOCK.

          (i) In the event that the shares of Common Stock of the Company as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of such shares of stock shall be increased through the payment of a stock dividend, then subject to the provisions of subsection (iii) below, a majority of the disinterested members of the Board of Directors may substitute for or add to each share of stock of the Company which was theretofore appropriated, or which thereafter may become subject to an offering under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of the stock of the Company shall be so changed or for which each such share shall be exchanged or to which such share shall be entitled, as the case may be. Outstanding Stock Purchase Agreements shall also be deemed appropriately amended as to price and other terms, as may be necessary to reflect the foregoing events.

          (ii) If there shall be any other change in the number or kind of the outstanding shares of Common Stock of the Company, or of any stock or other securities in which such stock shall have been changed or for which it shall have been exchanged, and if a majority of the disinterested members of the Board of Directors shall, in its sole discretion, determine that such change equitably requires an adjustment in any offering which was theretofore made or which may thereafter be made under the Plan, that such adjustment shall be made in accordance with such determination.

          (iii) An offering pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments or reclassifications, reorganizations or changes in its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer all or any part of its business or assets.
  <PAGE 7>
Section 4.3  INSUFFICIENT SHARES.

          If the aggregate funds available for the purchase of Common Stock on any Exercise Date would cause an issuance of shares in excess of the number provided for in Section 4.1 (as the same may be adjusted as provided in Section 4.2), (i) the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess, and (ii) the Plan shall automatically terminate immediately after such Exercise Date.

Section 4.4  CONFIRMATION OF PURCHASES; REGISTRATION OF SHARES.

          Purchases of Common Stock hereunder shall be confirmed in writing to Plan Participants. All shares purchased shall be credited to his Account, but shall initially be registered in the name of the Company's nominee or the nominee name of Registrar and Transfer Company as recordkeeper for the Plan, or any successor appointed by the Company, as agent for Plan Participants. Such nominee will hold a Participant's share certificates until such time as his participation in the Plan terminates or he files a written request with the Committee to have a certificate or certificates issued in his name. Except in the case of death, any certificate issued to a Participant must initially be issued in his name alone. Registration of any shares following the death of a Participant will be subject to the same rules as are then applicable to decedent shareholders generally.

Section 4.5  RIGHTS AS SHAREHOLDERS.

          The shares of Common Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold at the close of business on such Exercise Date. Participants for whom shares have been purchased shall be entitled to all rights of a shareholder with respect to such shares, including the right to receive dividends and the right to vote. The Company will take such steps as may be necessary to ensure that such rights are enjoyed by each Participant whose shares are held in nominee name.

Section 4.6  CORPORATE REORGANIZATIONS, LIQUIDATIONS, ETC.

          In the event of any corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, provision may be made for the substitution of a new option for an old option, or an assumption of an old option, by an employer corporation or a corporation related to such corporation. Any provision for such substitution or assumption shall be subject to the limitations and provisions of Code
Section 424.
  <PAGE 8>
                            ARTICLE V
                  TERMINATION OF PARTICIPATION

Section 5.1  VOLUNTARY WITHDRAWAL.

          A Participant may withdraw from the Plan at any time by filing notice of withdrawal with the Committee prior to an Exercise Date. Upon withdrawal, the dollar amount and shares, if any, credited to his Stock Purchase Account shall be distributed to him and no shares will be purchased on his behalf for the applicable Option Period. Any Participant who withdraws from the Plan may again become a Participant in accordance with
Section 2.1.

Section 5.2  TERMINATION OF ELIGIBILITY.

          If a Participant ceases to be employed by the Company or a Subsidiary during an Option Period, his participation in the Plan shall thereupon terminate. In such event, the dollar amount and shares, if any, in his Stock Purchase Account shall be distributed to him (or in the case of death, to his designated beneficiary(ies)) and no further shares will be purchased on his behalf. For purposes of this section, an Employee's participation in the Plan will not automatically terminate if he becomes an individual on a leave of absence permitted or required to be taken into account by applicable Treasury Regulations.

Section 5.3  NO INTEREST ON ACCOUNT BALANCES.

          Unless otherwise provided by the Company's Board of Directors, no interest shall be paid on the cash balance in a Participant's Stock Purchase Account pending its investment.

                           ARTICLE VI
                       GENERAL PROVISIONS

Section 6.1  TAX WITHHOLDING; INFORMATION RETURNS.

          Each Employee who elects to participate in the Plan shall be deemed to have consented to any income tax withholding that may hereafter be required by reason of his participation in the Plan or the disposition of, or payment of any dividends on, shares acquired by him under the Plan. The proper officers of the Company and each Subsidiary shall prepare (or cause to be prepared) and, where required, timely file (or cause to be filed) such tax information returns and other notices as may be required by law from time to time.

Section 6.2  NOTICES.

          Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Committee and shall be effective when received by the Committee.
  <PAGE 9>
Section 6.3  CONDITION OF EMPLOYMENT.

          Neither the creation of the Plan, nor participation therein, shall be deemed to create any right of continued employment or in any way affect the right of the Company or a Subsidiary to terminate an Employee.

Section 6.4  AMENDMENT OF THE PLAN.

          The Board of Directors may at any time, and from time to time, amend the Plan in any respect, except, that without approval of the Company's shareholders, no amendment may
(i) increase the aggregate number of shares permitted to be reserved by the Board of Directors under the Plan other than as provided in Section 4.2, (ii) materially change the Plan benefits provided for herein, (iii) change the definition of a Subsidiary, or (iv) materially change the eligibility requirements for Employees. Any amendment of the Plan must be made in accordance with applicable provisions of the Code.

Section 6.5  APPLICATION OF FUNDS.

          All funds received by the Company by reason of a purchase of shares hereunder may be used for any corporate purpose.

Section 6.6  LEGAL RESTRICTIONS.

          The Company shall not be obligated to sell shares of Common Stock hereunder if counsel to the Company determines that such sale would violate any applicable law or regulation.

Section 6.7  GENDER.

          Whenever used herein, use of any gender shall be applicable to all genders.

Section 6.8  NUMBER.

          Whenever used herein, singular words shall include the plural, and vice versa, as the context requires.

Section 6.9  GOVERNING LAW.

          Except to the extent preempted by Federal law, the Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.
  <PAGE 10>